Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SNAIL, INC.

The original name of the corporation is Snail, Inc. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 11, 2022. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1.
NAME

The name of the corporation is Snail, Inc. (the “Corporation”).

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4
CAPITAL STOCK

(A)            Authorized Capital Stock. The Corporation shall be authorized to issue [•] shares of capital stock, of which (i) [•] shares shall be shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), (ii) [•] shares shall be shares of Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [•] shares shall be shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

(B)            Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(C)            Rights of Class A Common Stock and Class B Common Stock

The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on each share of Class A Common Stock and Class B Common Stock are as follows:

1.	Identical Rights. Except as expressly provided herein, or required under applicable law, shares of the Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all outstanding voting securities of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the Delaware Law.

2.	Voting Rights.

i.	General Voting Rights. Except as otherwise expressly provided herein, or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders.

2

ii.	Votes Per Share. Except as otherwise expressly provided herein, or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

3.	Dividends and Distributions. The holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive an equal amount of dividends of distributions per share if, as and when declared from time to time by the Board of Directors, unless different treatment of shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, provided that, in the event of a dividend or distribution of Common Stock, shares of Class B Common Stock shall only be entitled to receive shares of Class B Common Stock and shares of Class A Common Stock shall only be entitled to receive shares of Class A Common Stock.

4.	Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3

5.	Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will concurrently therewith be proportionately subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision or combination, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

6.	Liquidation, Dissolution or Distribution. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, and be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of the Preferred Stock have been satisfied.

7.	Redemption. Neither the Class A Common Stock nor the Class B Common Stock is redeemable.

4

(D)            Definitions

For purposes of this Article 4:

1.	“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a Change of Control Transaction; (ii) the merger, consolidation, business combination or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction owning voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction owning voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

ARTICLE 5
CONVERSION OF CLASS B COMMON STOCK

(A)            Voluntary Conversion of Class B Common Stock. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

5

(B)            Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of (i) a Transfer other than a Permitted Transfer, of such share of Class B Common Stock, or (ii) the affirmative vote of the holders of Class B Common Stock representing not less than a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class.

(C)            Conversion Upon Death or Disability. Each share of Class B Common Stock held by record or beneficially owned by a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Disability of such holder natural person.

(D)            Final Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock on the date on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the total voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of directors, taken together as a single class.

(E)            Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors, which determination shall be conclusive and binding) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation.

(F)            Definitions. For purposes of this Article 5:

(1) “Disability” means permanent and total disability such that the natural person holder of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the natural-person holder of Class B Common Stock has suffered a Disability, no Disability of the natural person holder of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

6

(2) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”:

(a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(b) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(d) the issuance by the Corporation of any shares of Class B Common Stock pursuant to the exercise of options, warrants, securities or rights that are exercisable or exchangeable for, or convertible into, Class B Common Stock; or

(e) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of Class B Common Stock to such holder’s spouse for any reason, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock.

7

(3) “Permitted Transfer” means a Transfer by a holder of Class B Common Stock to any of the persons or entities listed in clauses (a) through (e) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such holder of Class B Common Stock and/or any other Permitted Transferee established by or for such holder of Class B Common Stock:

(a) any Qualified Charity, foundation or similar entity established by a holder of Class B Common Stock so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the holder of Class B Common Stock; provided, further, that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(b) a trust for the benefit of such holder of Class B Common Stock or persons other than the holder of Class B Common Stock so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the holder of Class B Common Stock; provided, further, that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) a trust under the terms of which such holder of Class B Common Stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

8

(d) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder of Class B Common Stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; provided, that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(e) a corporation, partnership or limited liability company in which such holder of Class B Common Stock directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the holder of Class B Common Stock retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided that in the event the holder of Class B Common Stock no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the holder of Class B Common Stock retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(4) “Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(5) “Voting Control” means with respect to a share of Class B Common Stock the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

G. Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9

H. No Further Issuances. The Corporation shall not at any time after the initial issuance of Class B Common Stock to the Founder issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class. After the Final Conversion of Class B Common Stock in Article 5(D), the Corporation shall not issue any additional shares of Class B Common Stock.

ARTICLE 6.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding voting securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 7.
BOARD OF DIRECTORS

(A)            Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)            Number of Directors. Subject to the terms of any series of Preferred Stock entitled to separately elect directors, the Board of Directors shall consist of not less than five nor more than nine directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(C)            Election of Directors.

(1)            Until the first date on which the Founder no longer beneficially owns more than 50% of the total voting power of the outstanding voting securities of the Corporation or the Corporation no longer qualifies as a “controlled company” under Nasdaq Listing Rule 5615(c)(1) as in effect on [•], 20221 (the “Effective Date”), all of the directors will be elected annually at the annual meeting of stockholders.

1 To be the date of the IPO.

10

(2)            From and after the Effective Date, except as otherwise provided in the terms of any series of Preferred Stock entitled to separately elect directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting following the Effective Date, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting following the Effective Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting following the Effective Date. Immediately following the Effective Date, the Board of Directors is authorized to designate the members of the Board then in office as Class I directors, Class II directors or Class III directors. In making such designation, the Board of Directors shall equalize, as nearly as practicable, the number of directors in each class. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)            Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal and, in the case of a classified board, for a term that shall coincide with the term of the class to which such director shall have been elected.

(3)            There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)            Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E)            Removal. Until the Effective Date, any director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of voting securities then entitled to vote generally in the election of directors, voting together as a single class.

11

From and after the Effective Date, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Notwithstanding the foregoing, whenever the holder of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 7 unless otherwise provided therein.

(F)            Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(B) hereto, and such directors so elected shall not be subject to the provisions of this Article 7 unless otherwise provided therein.

ARTICLE 8.
MEETINGS OF STOCKHOLDERS

(A)           Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)           Special Meetings.

(1)            Special meetings of stockholders may be called only by the Board of Directors or the Chairman of the Board; provided that, until the Effective Date, special meetings of stockholders will also be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of all outstanding voting securities of the Corporation.

(2)            Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(B) hereto, special meetings of holders of such Preferred Stock.

12

(C)           Action by Written Consent of the Stockholders.

(1)            Until the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken (i) by a vote of stockholders at a meeting of stockholders duly noticed and called in accordance with Delaware Law or (ii) without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding voting securities of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(2)            From and after the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Corporation’s bylaws and Delaware Law and may not be taken by written consent of stockholders without a meeting.

ARTICLE 9.
INDEMNIFICATION

(A)           Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B)           Right to Indemnification.

(1)            Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 9 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 9 shall be a contract right.

13

(2)            The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C)            Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D)            Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)            Preservation of Rights. Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 10
EXCLUSIVE FORUM

(A)            Corporate Claim Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law:

(a)    any derivative claim or cause of action brought on behalf of the Corporation;

(b)    any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders;

14

(c)    any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time);

(d)    any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder);

(e)    any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

(f)    any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

This Article (10)(A) shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

(B)            Securities Act Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This Article 10(B) shall not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE 11.
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(C), 6, 7, 8 and this Article 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(C), 6, 7, 8 or this Article 11, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding voting securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

15

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this _____ day of __________, 2022.

Jim Tsai Chief Executive Officer and Director